EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. On September 21, 2021, Insight Venture Partners X, L.P. elected to convert 1,573,422 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Venture Partners (Cayman) X, L.P. elected to convert 1,290,225 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Venture Partners (Delaware) X, L.P. elected to convert 249,581 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, and Insight Venture Partners X (Co-Investors), L.P. elected to convert 37,437 shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2)	Held directly by Insight Venture Partners X, L.P.
(3)	Held directly by Insight Venture Partners (Cayman) X, L.P.
(4)	Held directly by Insight Venture Partners (Delaware) X, L.P.
(5)	Held directly by Insight Venture Partners X (Co-Investors), L.P.